Exhibit 99.1

Humanigen Submits Application to FDA for Emergency Use Authorization for Lenzilumab in COVID-19

BURLINGAME, Calif.--(BUSINESS WIRE)--Humanigen, Inc. (Nasdaq:HGEN) (“Humanigen”), a clinical-stage biopharmaceutical company focused on preventing and treating an immune hyper-response called ‘cytokine storm’ with its lead drug candidate, lenzilumab, today announced that the company submitted an application to the US Food and Drug Administration (FDA) requesting Emergency Use Authorization (EUA) for lenzilumab for the treatment of patients hospitalized with COVID-19. This EUA application follows positive results from the LIVE-AIR Phase 3 clinical trial evaluating the ability of lenzilumab to improve the likelihood of survival without ventilation (SWOV) in newly hospitalized COVID-19 patients.

“Filing for EUA in the U.S. is a critical step to making a therapeutic option available for COVID-19,” said Cameron Durrant, MD, MBA, Chief Executive Officer, Humanigen. “There is a need for therapies for hospitalized patients who require supplementary oxygen. Treatments can be lifesaving; despite vaccinations, infections and significant breakthrough disease will continue. Lenzilumab, should the FDA grant authorization, can address a critical unmet need for an effective treatment. We are extremely grateful to the investigative team and volunteers in the clinical trial program, as their involvement was vital in delivering this positive Phase 3 study.”

Lenzilumab achieved the primary endpoint with a 54% relative improvement in the likelihood of SWOV compared to placebo. Lenzilumab also improved the relative likelihood of SWOV by 92% in subjects who received both corticosteroids and remdesivir and resulted in a 3-fold improvement in the likelihood of SWOV in patients with a CRP<150 mg/L and less than 85 years of age. In these patients, a 2.2-fold improvement in the likelihood of survival was observed with lenzilumab. No serious adverse events were attributed to lenzilumab and the overall safety profile was comparable to placebo.

"We are excited and encouraged by these clinical results and are preparing to distribute lenzilumab if granted Emergency Use Authorization," said Edward P. Jordan, MBA, Chief Commercial Officer, Humanigen. "We are committed to getting lenzilumab into the hands of medical professionals for the treatment of COVID-19. It is anticipated that thousands of patients will continue to be hospitalized daily, some of whom may benefit from lenzilumab.”

About Humanigen, Inc.

Humanigen, Inc. is developing its portfolio of clinical and pre-clinical therapies for the treatment of cancers and infectious diseases via its novel, cutting-edge GM-CSF neutralization and gene-knockout platforms. Humanigen’s immediate focus is on the development of lenzilumab as a therapy for hospitalized, hypoxic COVID-19 patients. Humanigen recently announced plans to initiate a randomized, multicenter, potentially registrational, Phase 2 study to evaluate the efficacy and safety of lenzilumab combined with all commercially available CD19 CAR-T therapies in diffuse large B-cell lymphoma.

Humanigen is also focused on creating next-generation combinatory gene-edited CAR-T therapies using strategies to improve efficacy while employing GM-CSF gene knockout technologies to control toxicity. In addition, Humanigen is developing its own portfolio of proprietary first-in-class EphA3-CAR-T for various solid cancers and EMR1-CAR-T for various eosinophilic disorders. Humanigen is also exploring the effectiveness of its GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody or through GM-CSF gene knockout) in combination with other CAR-T, bispecific or natural killer (NK) T cell engaging immunotherapy treatments to break the efficacy/toxicity linkage, including to prevent and/or treat graft-versus-host disease (GvHD) in patients undergoing allogeneic hematopoietic stem cell transplantation (HSCT). For more information, visit www.humanigen.com and follow Humanigen on LinkedIn, Twitter and Facebook.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements reflect management's current knowledge, assumptions, judgment, and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct, and you should be aware that actual events or results may differ materially from those contained in the forward-looking statements. Words such as "will," "expect," "intend," "plan," "potential," "possible," "goals," "accelerate," "continue," and similar expressions identify forward-looking statements, including, without limitation, statements regarding the potential benefits for patients if emergency use authorization for lenzilumab were granted, and other statements regarding Humanigen’s beliefs relating to the technologies in Humanigen’s current pipeline.

Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the risks inherent in the company’s lack of profitability and potential need for additional capital to grow its business; its dependence on partners to further the development of its product candidates; the uncertainties inherent in the development, attainment of the requisite regulatory authorizations and approvals and launch of any new pharmaceutical product; the outcome of pending or future litigation; and the various risks and uncertainties described in the "Risk Factors" sections and elsewhere in Humanigen's periodic and other filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You should not rely upon any forward-looking statements as predictions of future events. The company undertakes no obligation to revise or update any forward-looking statements made in this presentation to reflect events or circumstances after the date hereof, to reflect new information or the occurrence of unanticipated events, to update the reasons why actual results could differ materially from those anticipated in the forward-looking statements, in each case, except as required by law.

Contacts

Humanigen Media

Grace Catlett

RXMD

Gcatlett@rxmedyn.com

516-318-8563